UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 1, 2005

        RenaissanceRe Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-20 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (441) 295-4513

                                         Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of Material Definitive Agreement.

On November 1, 2005, RenaissanceRe Holdings Ltd. (the "Company") announced that James N. Stanard resigned as Chief Executive Officer, Chairman of the Board of Directors, and a director of the Company, effective as of November 1, 2005. The resignation terminated the Sixth Amended and Restated Employment Agreement, dated as of May 19, 2004, between the Company and Mr. Stanard (except for those provisions that expressly survive the termination of employment).

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 1, 2005, James N. Stanard resigned as Chief Executive Officer, Chairman of the Board of Directors, and a director of the Company.

On November 1, 2005, the Company announced that Neill A. Currie has been named by the Board of Directors as the new Chief Executive Officer of the Company, effective immediately. Since July 5, 2005, Mr. Currie, age 52, has served as Executive Vice President of the Company, and has been responsible for the Company's Specialty Reinsurance business. Mr. Currie was a co-founder of the Company in 1993 and served as a Senior Vice President through 1997. Prior to re-joining the Company in July 2005, Mr. Currie was a private investor for six years and, from June 2000 the managing member and Chief Executive Officer of Currie Company, LLC, a manager of equity investments and provider of reinsurance consulting services. Mr. Currie served as a director of Platinum Underwriters Holdings Ltd. from May 2003 until July 2005.

Effective November 1, 2005, Mr. Currie was appointed to the Company's Board of Directors. Mr. Currie is expected to be named to the Offerings Committee and Transaction Committee of the Board.

In June 2005, the Company entered into an employment agreement with Mr. Currie under which Mr. Currie receives a base salary at a rate to be determined by the Board of Directors in its discretion, and also discretionary bonuses. In addition, Mr. Currie may participate in the stock incentive plans of the Company, and may receive grants from time to time as determined by the Compensation Committee of the Board of Directors.

The agreement contains customary provisions relating to exclusivity of services, non-competition and confidentiality. These provisions require that Mr. Currie devote substantially all of his working time to our business, and not engage in competitive business activities. The non-competition obligation applies until the anniversary of the date of termination of Mr. Currie's employment. In addition, the agreement provides that the Company shall generally indemnify Mr. Currie to the fullest extent provided by Bermuda law, except in certain limited circumstances.

Unless sooner terminated as provided in the agreement, Mr. Currie's agreement expires on June 5, 2006; provided, that the term of the agreement will automatically be extended for an additional one-year period on June 30 of each calendar year, unless we or Mr. Currie gives 30 days' notice of election not to extend the term.

Upon termination of Mr. Currie's employment for any reason other than death, we will be required to continue to pay Mr. Currie for a period of up to one year an amount equal to his then current base salary; provided, however, that in the case of a termination without Cause (as defined in the agreement) of Mr. Currie, or in the event the Company elects not to extend the term of the agreement, in each instance in a context not involving a Change in Control (as defined in the agreement), Mr. Currie would be paid amounts based on 175% of his then current base salary. These payments will be made in equal monthly installments commencing one month after his termination of employment and are paid in exchange for his covenant not to compete with us for a designated period. Under certain circumstances, we may elect not to enforce Mr. Currie's non-compete obligations and, therefore, not to make such payments.

In the event that a Change in Control occurs and, on or within one year following the date of such Change in Control, Mr. Currie's employment is terminated without Cause, he terminates his employment for "Good Reason" (as defined in the agreement), or the Company elects not to extend the term, in lieu of the amounts described above, we would be required to pay Mr. Currie within fifteen days following the date of such termination, a lump sum cash amount equal to two times the sum of (i) the highest rate of annual salary in effect during the term of his employment agreement plus (ii) the highest regular annual bonus paid or payable to Mr. Currie over the preceding three fiscal years excluding any extraordinary or non-recurring bonus, provided, that the amount described in clause (ii) shall not exceed 150% of the his specified target bonus for the year in which such termination occurs.

It is contemplated that Mr. Currie and the Company will enter into new employment arrangements (including the execution of a new employment agreement) in connection with his promotion to Chief Executive Officer, but these new arrangements have not yet been finalized.

The Company intends to enter into a lease for the benefit of Mr. Currie in respect of his personal housing in Bermuda. It is anticipated that the lease will be for a twelve month term, commencing November 16, 2005, with a six month option to renew. It is expected that the rent for such housing shall be $26,000 per month, of which $25,000 shall represent Mr. Currie's housing allowance under the Company's expatriate housing allowance program.

A copy of the press release announcing the resignation of Mr. Stanard and the appointment of Mr. Currie is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c)    Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
99.1	Copy of the Company's press release, issued November 1, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: November 7, 2005	By:	/s/ Stephen H. Weinstein
Name: Stephen H. Weinstein Title: General Counsel, Corporate Secretary & Chief Compliance Officer

INDEX TO EXHIBITS

Exhibit #	Description
99.1	Copy of the Company's press release, issued November 1, 2005.